EXHIBIT 99.1

December 3, 2013

Photo Release -- DoMark Increases
Holding in Imagic Ltd. to 40 Percent

TORONTO, Dec. 3, 2013 (GLOBE NEWSWIRE) -- DoMark International Inc. (OTCBB:DOMK), a leading smartphone, tablet and video gaming accessories company, is pleased to announce that it has increased its holding in Imagic Ltd. from 31% to 40%. Imagic now has two patent pending products, the SmartLink device and the Cartridge Printer. The SmartLink device connects any smartphone and tablet wirelessly to a television set with 100% digital reproduction of movies and games. This device will be launched in January at the CES Expo Show in Las Vegas. The portable Imagic Cartridge Printer connects wirelessly to any smartphone and tablet to produce inkless high resolution digital photographic prints. Further details on both products can be found at www.domarkintl.com and below.

Photos accompanying this release are available at http://www.globenewswire.com/newsroom/prs/? pkgid=22520

http://www.globenewswire.com/newsroom/prs/?pkgid=22521

The additional 9% of Imagic Ltd. was purchased from Meadow Grove Ltd. in a share transaction priced at $0.025 per DoMark share, totalling 8,000,000 shares with a US$180,000 cash value. This brings DoMark's holding in Imagic to 40% and DoMark's total investment in Imagic to US$800,000.

Andy Ritchie, President & CEO of DoMark, commented: "I am delighted that we have strengthened our holding in Imagic which now has two world class products coming to market in early 2014. Both products are unique in the market with patent pending technologies which we believe can be blockbusters and great additions to the DoMark product family."

SmartLink Products - The SmartLink allows smartphones and tablets to wirelessly connect movies or games on the smartphone or tablet to a television set with 100% instant reproduction without any diminished quality or speed of response, making it an essential accessory to movie fans and gaming enthusiasts. The extremely high level of quality markedly differentiates the SmartLink product against its rivals such as the recently announced Google Chrome Dongle which failed expectations due to its lack of instant response and reproduction quality. In addition, the SmartLink Games Controller, which integrates with the SmartLink and provides levels of game control not available on a tablet or smartphone touchscreen, is also expected to be ready for marketing at the same time as the SmartLink TV application and will come with ready to use games and movies to enhance its instant sales appeal.

SmartLink Potential Market - The worldwide video games industry is currently valued at US$76 billion, with mobile being the fastest growing platform. The smartphone and tablet markets continue to grow in double digits monthly with the accessory market for both growing at 50% annually.

Imagic Printer - This ground breaking wireless photographic printer uniquely does away with the need to separately purchase ink, dyes and paper replacing them by an easily loaded cartridge that contains inkless paper. This allows users to print up to 24 postcard sized photographs in high resolution from their smartphone, tablet or digital camera immediately at any time and place without the need to route the printing through a PC or desktop printer or use a professional printing service.

Other DoMark Products - These include the DoMark InfraSol IRCharger and Power+ light weight smartphone charger cases for Samsung Galaxy III, S4 and Apple iPhones. These products provide extended battery life in a hard and soft slim-line cover and are due to be available in January next year. Separately, The Zaktek PhonePad+ product which allows a smartphone to be converted into a tablet, has been launched by the UK's largest mobile retail store chain, initially for use with Samsung mobile phones (www.phonepadplus.com); and DoMark's 15% investment in Barefoot Science, a patented FDA approved foot insole product manufacturer, continues to grow, the business having been restructured as well as having recently received an order from Shoppers Drugmart, one of Canada's largest pharmacy retailers.

About DoMark International Inc.

DoMark International Inc. is a fully compliant SEC reporting publicly traded consumer electronics company listed on the regulated US OTC Bulletin Board under the symbol DOMK. The Company works with inventors, manufacturers, distributors and retailers to bring to market globally innovative new smartphone and tablet accessories that can significantly enhance the usage or user experience of a device. Its products are designed to be compatible with all major smartphone and tablet device manufacturers including but not limited to Apple Inc., Samsung, Logitech and Quantum International. Technology development companies in which DoMark has partnered include Solawerks Inc., Imagic Ltd., Zaktek Ltd. and Barefoot Science. For more information on DoMark and its products, please visit www.domarkintl.com.

Important Safe Harbour disclaimer information is available at the following link: www.domarkintl.com

The photos are also available via AP PhotoExpress.

CONTACT:	North America: DoMark International Ltd. Andrew Ritchie - President & CEO +1-416-400-4421 Europe: GTH Communications Ltd. Toby Hall +44 20 7822 7493

Source: DoMark International Inc.